UNITED STATES
		    SECURITIES AND EXCHANGE COMMISSION
			 Washington, D.C. 20549

			      SCHEDULE 13D
		 Under the Securities Exchange Act of 1934
			    (Amendment No. 8)*


			BluePhoenix Solutions, Ltd.
			     (Name of Issuer)

		Ordinary Shares, par value NIS $0.04 per share
			(Title of Class of Securities)

				 M20157117
			       (CUSIP Number)


			    Alexander B. Washburn
		     c/o Columbia Pacific Advisors, LLC
		    1910 Fairview Avenue East, Suite 200
			Seattle, Washington 98102-3620
				(206) 728-9063
	 (Name, Address and Telephone Number of Person Authorized to
		     Receive Notices and Communications)



			      June 24, 2013
	    (Date of Event Which Requires Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [X]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











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Cusip No. M20157117		Schedule 13-D			 Page 2 of 11


1.	Names of Reporting Persons
	Columbia Pacific Opportunity Fund, L.P.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				4,267,054  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,267,054  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,267,054

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	39.46%  (3)

14.	Type of Reporting Person
		PN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,267,054 Ordinary Shares owned by Columbia Pacific Opportunity Fund, L.P.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.


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Cusip No. M20157117		Schedule 13-D			 Page 3 of 11


1.	Names of Reporting Persons
	Columbia Pacific Advisors, LLC  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Washington

			7.  Sole Voting Power
				4,304,994  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,304,994  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,304,994

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	39.81%   (3)

14.	Type of Reporting Person
               IA



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,304,994 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.




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Cusip No.  M20157117		Schedule 13-D			 Page 4 of 11


1.	Names of Reporting Persons
	Alexander B. Washburn  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,304,994  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,304,994  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,304,994

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	39.81%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,304,994 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.



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Cusip No.  M20157117		Schedule 13-D			 Page 5 of 11


1.	Names of Reporting Persons
	Daniel R. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,304,994  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,304,994  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,304,994

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	39.81%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,304,994 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.



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Cusip No.  M20157117		Schedule 13-D			 Page 6 of 11


1.	Names of Reporting Persons
	Stanley L. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,304,994  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,304,994  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,304,994

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	39.81%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,304,994 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.



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Cusip No.  M20157117		Schedule 13-D			 Page 7 of 11


1.	Names of Reporting Persons
	Brandon D. Baty  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  AF


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	United States of America

			7.  Sole Voting Power
				4,304,994  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				4,304,994  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	4,304,994

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	39.81%   (3)

14.	Type of Reporting Person
               IN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 4,304,994 Ordinary Shares to which this Schedule 13D relates.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.




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Cusip No. M20157117		Schedule 13-D			 Page 8 of 11


1.	Names of Reporting Persons
	Columbia Pacific Partners Fund, Ltd.  (1)


2.	Check the Appropriate Box if a Member of a Group
	(a)	[ ]
	(b)	[X]


3.	SEC Use Only


4.	Source of Funds (See Instructions)  WC


5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to
	Items 2(d) or 2(e)


6.	Citizenship or Place of Organization
	Cayman Islands

			7.  Sole Voting Power
				37,940  (2)

NUMBER OF SHARES		8.  Shared Voting Power
BENEFICIALLY 			0
OWNED BY EACH
REPORTING PERSON		9.  Sole Dispositive Power
WITH				37,940  (2)

			10. Shared Dispositive Power
				0


11.	Aggregate Amount Beneficially Owned by Each Reporting Person
	37,940

12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares	[ ]

13.	Percent of Class Represented by Amount in Row (11)
	0.35%  (3)

14.	Type of Reporting Person
		PN



(1) 	The filing of this joint Schedule 13D shall not be construed as an admission that any of the reporting persons are, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement.

(2) 	Columbia Pacific Advisors, LLC has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the 37,940 Ordinary Shares owned by Columbia Pacific Partners Fund, Ltd.

(3)	Based on 10,813,510 Ordinary Shares outstanding as of March 31, 2013, as reported by the Company directly to Columbia Pacific Advisors, LLC.



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Cusip No.  M20157117		Schedule 13-D			 Page 9 of 11

				EXPLANATORY NOTE

	This Amendment No. 8 amends and supplements the Schedule 13D filed jointly by Columbia Pacific Opportunity Fund, L.P., a Washington limited partnership (the "Opportunity Fund"); Columbia Pacific Partners Fund, Ltd., a Cayman Islands limited corporation (the "Partners Fund" and, together with the Opportunity Fund, the "Funds"); Columbia Pacific Advisors LLC, a Washington limited liability company (the "Adviser"); Alexander B. Washburn, a U.S. citizen; Daniel R. Baty, a U.S. citizen; Stanley L. Baty, a U.S. citizen and Brandon D. Baty, a U.S. citizen (each a "Reporting Person" and collectively the "Reporting Persons") with the Securities and Exchange Commission on May 7, 2012; as amended on June 20, 2012, July 9, 2012, September 13, 2012, October 29, 2012, November 20, 2012, December 21, 2012 and April 15, 2013 (April 15 is the first filing the Partners Fund became part of the Reporting Persons) with respect to the Ordinary Shares, par value NIS $0.04 per share (the "Shares"), of BluePhoenix Solutions, Ltd., an Israel corporation (the "Company").

       Neither the present filing nor anything contained herein shall be construed as an admission that the Reporting Persons constitute a "group" for any purpose and the Reporting Persons expressly disclaim membership in a group.


Item 2.		Identity and Background

	Item 2, section (c) is hereby amended and supplemented to read as follows:

Mr. Washburn, Mr. D. Baty and Mr. S. Baty serve as the managing members of the Adviser, which is primarily responsible for all investment decisions regarding the Funds' investment portfolios. Mr. B. Baty is a member of the Adviser.


Item 3.		Source and Amount of Funds or Other Consideration.

	Item 3 is hereby amended and supplemented as follows:

The 1,417 Shares received by the Reporting Persons on May 1, 2013 were received as an in-kind transfer to the Partners Fund from its limited partners as an investment into the Partners Fund.


Item 5.		Interest in Securities of the Company

	The response set forth in Item 5(a) is hereby replaced in its entirety by the following:
	(a) As of June 26, 2013, the Reporting Persons may be deemed to beneficially own an aggregate of 4,304,994 Shares, which constitutes 39.81% of the 10,813,510 Shares outstanding as of March 31, 2013, as reported by the Company directly to the Adviser.

	The response set forth in Item 5(c) is hereby amended and supplemented as follows:
	(c) On May 1, 2013 the Partners Fund received an in-kind transfer of 1,417 Shares from its limited partners who brought their positions over from another fund as a capital contribution into the Partners Fund. In addition to the in-kind transfer, the Opportunity Fund engaged in unsolicited broker transactions in the open-market during the past 60 days. The trading dates, number of shares purchased and price per share for all open-market transactions in the Shares by the Reporting Persons during the past 60 days are set forth in Schedule A.

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Cusip No.  M20157117		Schedule 13-D			Page 10 of 11


				SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  June 26, 2013		COLUMBIA PACIFIC OPPORTUNITY FUND, L.P.  (1)
				By:	Columbia Pacific Advisors, LLC
					General Partner


					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member


				COLUMBIA PACIFIC ADVISORS, LLC  (1)


				By:  	/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title: 	Managing Member


					/s/ Alexander B. Washburn
					ALEXANDER B. WASHBURN   (1)


					/s/ Daniel R. Baty
					DANIEL R. BATY    (1)


					/s/ Stanley L. Baty
					STANLEY L. BATY    (1)


					/s/ Brandon D. Baty
					BRANDON D. BATY    (1)


				COLUMBIA PACIFIC PARTNERS FUND, Ltd.
				By:	Columbia Pacific Advisors, LLC
					Investment Manager


					/s/ Alexander B. Washburn
				Name:	Alexander B. Washburn
				Title:	Managing Member





(1) This Amendment is being filed jointly by the Funds, the Adviser, Alexander
B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty pursuant to the Joint Filing Agreement dated April 15, 2013 and included with the signature page to the Fund's Schedule 13D with respect to the Company filed on April 15, 2013 and incorporated by reference herein.

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Cusip No.  M20157117		Schedule 13-D			Page 11 of 11


				 Schedule A

   OPEN MARKET TRANSACTIONS IN THE SHARES BY THE FUNDS IN THE PAST 60 DAYS

 Date			Fund	   Transaction		Shares		Price
04/29/2013	Opportunity Fund	BUY		   300		3.59
04/30/2013	Opportunity Fund	BUY		20,206		3.4326
05/01/2013	Opportunity Fund	BUY		 9,200		3.6959
05/02/2013	Opportunity Fund	BUY		   800		3.7738
05/03/2013	Opportunity Fund	BUY		 1,757		3.8315
05/06/2013	Opportunity Fund	BUY		14,674		3.8150
05/07/2013	Opportunity Fund	BUY		 9,059		3.9274
05/08/2013	Opportunity Fund	BUY		 3,239		3.9670
05/09/2013	Opportunity Fund	BUY		   918		3.9683
05/10/2013	Opportunity Fund	BUY		 2,300		4.0126
05/13/2013	Opportunity Fund	BUY		 3,587		3.9521
05/14/2013	Opportunity Fund	BUY		 1,200		4.0084
05/15/2013	Opportunity Fund	BUY		   225		3.99
05/16/2013	Opportunity Fund	BUY		   800		3.995
05/17/2013	Opportunity Fund	BUY		 6,000		3.9615
05/20/2013	Opportunity Fund	BUY		 1,600		4.0925
05/21/2013	Opportunity Fund	BUY		 1,200		4.12
05/22/2013	Opportunity Fund	BUY		 5,500		4.1094
05/23/2013	Opportunity Fund	BUY		 2,100		4.1233
05/24/2013	Opportunity Fund	BUY		   999		4.116
05/28/2013	Opportunity Fund	BUY		 3,309		4.1329
05/29/2013	Opportunity Fund	BUY		 1,200		4.2124
05/30/2013	Opportunity Fund	BUY		 2,050		4.0822
05/31/2013	Opportunity Fund	BUY		20,800		3.9237
06/03/2013	Opportunity Fund	BUY		 2,795		4.0158
06/04/2013	Opportunity Fund	BUY		11,800		4.0004
06/05/2013	Opportunity Fund	BUY		10,473		4.001
06/10/2013	Opportunity Fund	BUY		   200		4.035
06/11/2013	Opportunity Fund	BUY		   386		3.9966
06/12/2013	Opportunity Fund	BUY		   100		4.02
06/14/2013	Opportunity Fund	BUY		   300		4.04
06/17/2013	Opportunity Fund	BUY		   100		4.04
06/18/2013	Opportunity Fund	BUY		   100		4.04
06/20/2013	Opportunity Fund	BUY		   700		3.9614
06/21/2013	Opportunity Fund	BUY		 1,300		3.9585
06/24/2013	Opportunity Fund	BUY		12,804		3.9652
06/26/2013	Opportunity Fund	BUY		 3,500		3.8997